Exhibit 5.1

		New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

June 14, 2013

Western Refining, Inc.

123 West Mills Avenue, Suite 200

El Paso, Texas 79901

Ladies and Gentlemen:

We have acted as special counsel to Western Refining, Inc., a Delaware corporation (the “Company”), and each of the subsidiaries of the Company listed on Schedule I hereto (the “Guarantors”) in connection with the Company’s offer (the “Exchange Offer”) to exchange up to $350,000,000 aggregate principal amount of its 6.25% Senior Notes due 2021 (the “New Securities”) for any and all of its outstanding 6.25% Senior Notes due 2021 (the “Old Securities”) pursuant to a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission on the date hereof. The Old Securities were issued and the New Securities are to be issued under the indenture dated as of March 25, 2013 (the “Indenture”) between the Company, the Guarantors and U.S. Bank National Association, as Trustee (the “Trustee”). The New Securities will be guaranteed by each of the Guarantors pursuant to the terms of the Indenture (the “New Guarantees”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Guarantors that we reviewed were and are accurate and (vi) all representations made by the Company and the Guarantors as to matters of fact in the documents that we reviewed were and are accurate.

Based on the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that the New Securities, when executed, authenticated and delivered in exchange for the Old Securities in accordance with the terms of the Indenture and the Exchange Offer, will constitute valid and binding obligations of the Company, and each of the New Guarantees thereof by each respective Guarantor will constitute valid and binding obligations of such Guarantor, in each case enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law, (y) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of any Guarantor’s obligation and (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

In connection with the opinions expressed above, we have assumed that (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; (ii) the Indenture is a valid, binding and enforceable agreement of each party thereto (other than as expressly covered above in respect of the Company and each of the Guarantors); and (iii) there shall not have occurred any change in law affecting the validity or enforceability of any of the New Securities or the New Guarantees.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware, the Revised Uniform Limited Partnership Act of the State of Delaware and the California Corporations Code. Insofar as the foregoing opinion involves matters governed by the laws of Arizona, Texas and New Mexico, we have relied, without independent inquiry or investigation, on the opinions of Snell & Wilmer L.L.P. (with respect to the laws of Arizona), Vinson & Elkins L.L.P. (with respect to the laws of Texas), Montgomery & Andrews, P.A. (with respect to the laws of New Mexico), respectively, each filed with the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer and further consent to the reference to our name under the caption “Validity of Securities” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

Schedule I

Ascarate Group LLC	Delaware
Ciniza Production Company	New Mexico
Dial Oil Co.	New Mexico
Empire Oil Co.	California
Giant Four Corners, Inc.	Arizona
Giant Industries, Inc.	Delaware
Giant Stop-N-Go Of New Mexico, Inc.	New Mexico
San Juan Refining Company	New Mexico
Western Refining Company, L.P.	Delaware
Western Refining GP, LLC	Delaware
Western Refining LP, LLC	Delaware
Western Refining Pipeline Company	New Mexico
Western Refining Southwest, Inc.	Arizona
Western Refining Terminals, Inc.	Arizona
Western Refining Wholesale, Inc.	Arizona
Western Refining Yorktown Holding Company	Delaware
Western Refining Yorktown, Inc.	Delaware
Western Refining TRS I, LLC	Texas
Western Refining TRS II, LLC	Texas
Western Refining Texas Retail Services, LLC	Texas
York River Fuels, LLC	Delaware

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